As filed with the Securities and Exchange Commission on August 4, 2017

Registration No. 333-207939

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AAC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	8093	35-2496142
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

200 Powell Place

Brentwood, TN 37027

(615) 732-1231

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Michael T. Cartwright

Chief Executive Officer and Chairman of the Board

AAC Holdings, Inc.

200 Powell Place

Brentwood, TN 37027

(615) 732-1231

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Howard H. Lamar III, Esq.

Jay H. Knight, Esq.

Bass, Berry & Sims PLC

150 3rd Avenue S., Suite 2800

Nashville, TN 37201

(615) 742-6200

Approximate date of commencement of proposed sale to the public: Not applicable. Deregistration of unsold securities.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

DEREGISTRATION OF SECURITIES

AAC Holdings, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-3, No. 333-207939, filed with the Securities and Exchange Commission on November 12, 2015 (the “Registration Statement”), in order to deregister the shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”) that remain registered but unsold pursuant to the Registration Statement.

The Registrant initially filed the Registration Statement to register the possible resale of up to 833,333 shares of Common Stock issuable upon the conversion of the 2.5% subordinated convertible notes in the original principal amount of $25,000,000 (the “Convertible Notes”) held by Deerfield Private Design Fund III, L.P., Deerfield Partners, L.P. and Deerfield International Master Fund, L.P. (collectively, the “Deerfield Funds”), purchased in connection with that certain Facility Agreement, dated as of October 2, 2015, by and among the Registrant and the Deerfield Funds (the “Facility Agreement”). On June 30, 2017, the Registrant entered into that certain Credit Agreement (the “2017 Credit Facility”) with Credit Suisse AG, as administrative agent and collateral agent and the lenders party thereto. In connection with the effectiveness of the 2017 Credit Facility, effective June 30, 2017, the Registrant terminated the Facility Agreement and prepaid all existing indebtedness thereunder, including the Convertible Notes.

As a result of the foregoing, the Registrant has terminated any potential offerings of securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on August 4, 2017.

AAC HOLDINGS, INC.

By:	/s/ Michael T. Cartwright
Name:	Michael T. Cartwright
Title:	Chief Executive Officer and Chairman

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Amendment.